EXHIBIT 99.1

NGL Energy Partners LP Announces Third Quarter Fiscal 2018 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--February 9, 2018--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” or the “Partnership”) today reported net income for the quarter ended December 31, 2017 of $56.8 million, including the gain on the sale of our 50% interest in Glass Mountain Pipeline, LLC, which totaled $108.6 million, compared to net income of $1.3 million for the quarter ended December 31, 2016.

Highlights for the quarter include:

•	Adjusted EBITDA for the third quarter of Fiscal 2018 was $122.6 million, compared to $120.7 million for the third quarter of Fiscal 2017

•
Completion of the sale of the Partnership’s 50% interest in Glass Mountain Pipeline, LLC for total gross consideration of $300 million, the proceeds from which were used to pay down outstanding debt, including all of the Partnership’s outstanding Senior Secured Notes

•
Announcement of a definitive agreement to sell a portion of the Partnership’s Retail Propane segment for $200 million, which is expected to close by March 31, 2018, the proceeds from which will be used to further reduce indebtedness

•
Growth capital expenditures, including acquisitions and other investments, totaled approximately $53.9 million during the third quarter, the majority of which was related to investments in the Crude Oil Logistics, Water Solutions and Retail Propane segments

•
Fiscal 2018 Adjusted EBITDA target is updated to a range of $440 million to $450 million to reflect the announced asset sales, improved results in Water Solutions and under-performance in Refined Products and Renewables

“We continue to see improvements in our Crude Oil Logistics, Water and Propane businesses, evidenced by strong results from these businesses in the third quarter and tailwinds heading into our fourth quarter and beyond,” stated CEO Mike Krimbill.  “We announced two significant asset sales with expected proceeds of over $500 million and a blended multiple of over 12 times EBITDA.  We closed the Glass Mountain sale prior to December 31, 2017 and used those proceeds to reduce senior secured and unsecured debt, and we expect to further de-lever upon the closing of the Retail Propane transaction at the end of March.  Our challenges in the Refined Products business are being addressed through changes in strategies, contracting and personnel. There are market factors that continue to impact that portion of our business, many of which are outside of our control; however, we will continue to actively manage this business to achieve the improved results expected by our stakeholders and our management team.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	December 31, 2017		December 31, 2016
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$106,279	$30,320	$(9,163)	$16,606
Refined Products and Renewables	(4,791)	9,194	8,209	29,807
Liquids	22,290	19,957	24,765	26,098
Retail Propane	23,972	35,122	21,772	32,414
Water Solutions	(1,373)	34,886	(11,898)	16,988
Corporate and Other	(21,846)	(6,831)	(11,128)	(1,165)
Total	$124,531	$122,648	$22,557	$120,748

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $30.3 million during the quarter ended December 31, 2017, compared to $16.6 million during the quarter ended December 31, 2016. The Partnership’s Grand Mesa Pipeline contributed Adjusted EBITDA of approximately $43.2 million during the third quarter of Fiscal 2018 as physical volumes averaged approximately 100,000 barrels per day and financial volumes averaged approximately 106,000 barrels per day for the quarter. The Partnership’s Grand Mesa Pipeline contributed Adjusted EBITDA of approximately $16.6 million during the same quarter of last year. Volumes have continued to increase throughout the current year as production in the DJ Basin grows. The average remaining contract term on the pipeline is approximately eight years.

The remaining divisions of our Crude Oil Logistics segment continued to be impacted by competition and low margins in the majority of the basins across the United States. The Partnership continues to market crude volumes in these basins to support its various pipeline, terminal and transportation assets, at near break-even levels. Additionally, the Crude Oil Logistics segment bears the cost of certain minimum volume commitments on third-party crude oil pipelines in various basins which are currently not profitable.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $9.2 million during the quarter ended December 31, 2017, compared to Adjusted EBITDA of $29.8 million during the quarter ended December 31, 2016.

Total product loss per gallon was $0.004 for the quarter ended December 31, 2017, compared to total product margin per gallon of $0.005 for the quarter ended December 31, 2016. The decrease in margin was primarily due to a reduction in gasoline values at our terminals relative to New York Harbor, low line space value on Colonial Pipeline, and backwardated gasoline and diesel forward curves. The average value of line space was approximately $0.006 per gallon for the three months ended December 31, 2017, compared to an average value of approximately $0.032 per gallon for the three months ended December 31, 2016.

Refined product barrels sold during the quarter ended December 31, 2017 totaled approximately 37.9 million barrels, an increase of approximately 2.5 million barrels compared to the same period in the prior year as a result of the purchase of line space on Colonial Pipeline when it is trading at a negative value. Renewable barrels sold during the quarter ended December 31, 2017 totaled approximately 1.4 million, a decrease of approximately 0.5 million barrels compared to the same period in the prior year.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $20.0 million during the quarter ended December 31, 2017, compared to Adjusted EBITDA of $26.1 million during the quarter ended December 31, 2016. Total product margin per gallon was $0.047 for the quarter ended December 31, 2017, compared to $0.054 for the quarter ended December 31, 2016. Propane margins were impacted by increased fixed-price contract deliveries against rising inventory values, while our butane margins were impacted by higher commodity costs and storage costs due to the oversupplied markets. Propane volumes increased by approximately 12.4 million gallons, or 3.2%, during the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016. Butane volumes increased by approximately 42.1 million gallons, or 28.2%, during the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016. Other Liquids volumes increased by approximately 14.2 million gallons, or 15.7%, during the quarter ended December 31, 2017 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to a new long-term marketing agreement as well as the acquisition of certain natural gas liquid and condensate terminals from Murphy Energy Corporation. Our Liquids segment continues to be impacted by unrecovered railcar fleet costs and excess storage capacity.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $35.1 million during the quarter ended December 31, 2017, compared to $32.4 million during the quarter ended December 31, 2016. Propane sold during the quarter ended December 31, 2017 increased by approximately 5.5 million gallons, or 9.7%, compared to the quarter ended December 31, 2016, primarily due to acquisitions made during the current year and previous year. Distillates sold during the quarter ended December 31, 2017 increased by approximately 0.2 million gallons compared to the quarter ended December 31,

2016. Total product margin per gallon was $0.890 for the quarter ended December 31, 2017, compared to $0.906 for the quarter ended December 31, 2016.

On November 7, 2017, we entered into a definitive agreement to sell a portion of our Retail Propane segment to DCC LPG, a division of DCC plc, for $200 million. The transaction is expected to close by March 31, 2018. As of December 31, 2017, the assets and liabilities related to this portion of the Retail Propane segment have been classified as assets and liabilities held for sale. As this transaction does not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Retail Propane segment have not been classified as discontinued operations.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $34.9 million during the quarter ended December 31, 2017, compared to $17.0 million during the quarter ended December 31, 2016. The Partnership processed approximately 789,000 barrels of wastewater per day during the quarter ended December 31, 2017, a 52.9% increase, compared to approximately 516,000 barrels of wastewater per day during the quarter ended December 31, 2016. Processed water volumes have increased throughout the year as the segment continued to benefit from the increased rig counts in the basins in which it operates, particularly in the Permian Basin. Additional water pipelines brought online in the current quarter and the previous quarter also contributed to increased revenues. Revenues from recovered hydrocarbons totaled $17.0 million for the quarter ended December 31, 2017, an increase of $10.6 million over the prior year period, related to an increase in the volume of water processed, an increase of oil percentage in water processed and increased crude oil prices.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(6.8) million during the quarter ended December 31, 2017, compared to $(1.2) million during the quarter ended December 31, 2016. Prior year results included the benefit of the reversal of certain accruals that were ultimately covered by insurance.

Capitalization and Liquidity

Total long-term debt outstanding, excluding working capital borrowings, was $1.907 billion at December 31, 2017 compared to $2.149 billion at March 31, 2017, a decrease of $241.5 million. Working capital borrowings totaled $1.015 billion at December 31, 2017 compared to $814.5 million at March 31, 2017, an increase of $200.0 million driven primarily by increases in accounts receivable, inventory prices and inventory volumes during the quarter. Working capital borrowings, which are fully secured by the Partnership’s net working capital, are subject to a borrowing base and are excluded from the Partnership’s debt compliance leverage ratio. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $471.8 million as of December 31, 2017.

Third Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Friday, February 9, 2018. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 1861928. An archived audio replay of the conference call will be available for 7 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on February 9, 2018, which can be accessed by dialing (855) 859-2056 and providing access code 1861928.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense, revaluation of liabilities and other. NGL also includes in Adjusted EBITDA certain inventory valuation adjustments related to NGL’s Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss), income (loss) before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	December 31, 2017	March 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,469	$12,264
Accounts receivable-trade, net of allowance for doubtful accounts of $5,561 and $5,234, respectively	1,063,907	800,607
Accounts receivable-affiliates	3,517	6,711
Inventories	645,100	561,432
Prepaid expenses and other current assets	97,395	103,193
Assets held for sale	131,591	—
Total current assets	1,969,979	1,484,207
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $420,174 and $375,594, respectively	1,708,683	1,790,273
GOODWILL	1,313,317	1,451,716
INTANGIBLE ASSETS, net of accumulated amortization of $455,532 and $414,605, respectively	1,064,955	1,163,956
INVESTMENTS IN UNCONSOLIDATED ENTITIES	16,369	187,423
LOAN RECEIVABLE-AFFILIATE	318	3,200
OTHER NONCURRENT ASSETS	242,765	239,604
Total assets	$6,316,386	$6,320,379
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$866,768	$658,021
Accounts payable-affiliates	474	7,918
Accrued expenses and other payables	230,752	207,125
Advance payments received from customers	46,850	35,944
Current maturities of long-term debt	3,260	29,590
Liabilities held for sale	16,574	—
Total current liabilities	1,164,678	938,598
LONG-TERM DEBT, net of debt issuance costs of $22,883 and $33,458, respectively, and current maturities	2,921,966	2,963,483
OTHER NONCURRENT LIABILITIES	168,281	184,534

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	76,056	63,890
REDEEMABLE NONCONTROLLING INTEREST	4,011	3,072

EQUITY:
General partner, representing a 0.1% interest, 121,205 and 120,300 notional units, respectively	(50,869)	(50,529)
Limited partners, representing a 99.9% interest, 121,083,664 and 120,179,407 common units issued and outstanding, respectively	1,823,740	2,192,413
Class B preferred limited partners, 8,400,000 and 0 preferred units issued and outstanding, respectively	202,731	—
Accumulated other comprehensive loss	(1,478)	(1,828)
Noncontrolling interests	7,270	26,746
Total equity	1,981,394	2,166,802
Total liabilities and equity	$6,316,386	$6,320,379

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
REVENUES:
Crude Oil Logistics	$585,007	$385,906	$1,526,944	$1,161,742
Water Solutions	64,024	40,359	162,023	115,845
Liquids	709,044	470,275	1,379,981	909,584
Retail Propane	160,025	128,654	291,797	240,131
Refined Products and Renewables	2,944,874	2,381,283	8,806,717	6,746,168
Other	289	164	696	679
Total Revenues	4,463,263	3,406,641	12,168,158	9,174,149
COST OF SALES:
Crude Oil Logistics	552,871	361,839	1,423,511	1,107,587
Water Solutions	10,192	477	13,019	3,871
Liquids	670,701	430,946	1,319,344	831,221
Retail Propane	87,487	60,508	148,443	106,019
Refined Products and Renewables	2,951,440	2,374,175	8,781,009	6,674,194
Other	117	77	311	300
Total Cost of Sales	4,272,808	3,228,022	11,685,637	8,723,192
OPERATING COSTS AND EXPENSES:
Operating	84,846	76,981	237,285	225,408
General and administrative	29,218	18,280	77,689	88,077
Depreciation and amortization	63,340	60,767	192,427	160,276
(Gain) loss on disposal or impairment of assets, net	(111,480)	34	(11,242)	(203,433)
Revaluation of liabilities	—	—	5,600	—
Operating Income (Loss)	124,531	22,557	(19,238)	180,629
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	3,426	1,279	7,270	1,726
Revaluation of investments	—	—	—	(14,365)
Interest expense	(51,790)	(41,436)	(151,249)	(105,316)
(Loss) gain on early extinguishment of liabilities, net	(21,141)	—	(22,479)	30,890
Other income, net	2,107	20,007	6,113	25,860
Income (Loss) Before Income Taxes	57,133	2,407	(179,583)	119,424
INCOME TAX EXPENSE	(364)	(1,114)	(934)	(2,036)
Net Income (Loss)	56,769	1,293	(180,517)	117,388
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(89)	(317)	(221)	(6,091)
LESS: NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	(424)	—	261	—
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	56,256	976	(180,477)	111,297
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(16,219)	(8,906)	(42,001)	(20,958)
LESS: NET (INCOME) LOSS ALLOCATED TO GENERAL PARTNER	(73)	(22)	121	(180)
LESS: REPURCHASE OF WARRANTS	—	—	(349)	—
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$39,964	$(7,952)	$(222,706)	$90,159
BASIC INCOME (LOSS) PER COMMON UNIT	$0.33	$(0.07)	$(1.84)	$0.85
DILUTED INCOME (LOSS) PER COMMON UNIT	$0.32	$(0.07)	$(1.84)	$0.82
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	120,844,008	107,966,901	120,899,502	106,114,668
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	124,161,966	107,966,901	120,899,502	109,554,928

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$56,769	$1,293	$(180,517)	$117,388
Less: Net income attributable to noncontrolling interests	(89)	(317)	(221)	(6,091)
Less: Net (income) loss attributable to redeemable noncontrolling interests	(424)	—	261	—
Net income (loss) attributable to NGL Energy Partners LP	56,256	976	(180,477)	111,297
Interest expense	51,825	41,486	151,391	105,283
Income tax expense	364	1,114	934	2,036
Depreciation and amortization	67,025	64,644	204,514	171,746
EBITDA	175,470	108,220	176,362	390,362
Net unrealized losses (gains) on derivatives	775	(3,957)	16,851	(737)
Inventory valuation adjustment (1)	27,786	7,859	6,439	40,552
Lower of cost or market adjustments	(3,907)	731	5,504	839
(Gain) loss on disposal or impairment of assets, net	(111,479)	35	(11,241)	(203,469)
Loss (gain) on early extinguishment of liabilities, net	21,141	—	22,479	(30,890)
Revaluation of investments	—	—	—	14,365
Equity-based compensation expense (2)	12,228	6,865	27,114	39,859
Acquisition expense (3)	186	378	132	1,539
Revaluation of liabilities	—	—	5,600	—
Other (4)	448	617	3,089	7,734
Adjusted EBITDA	122,648	120,748	252,329	260,154
Less: Cash interest expense (5)	49,043	38,405	142,758	96,796
Less: Income tax expense	364	1,114	934	2,036
Less: Maintenance capital expenditures	12,156	5,205	26,677	17,901
Less: Other (6)	316	19	549	19
Distributable Cash Flow	$60,769	$76,005	$81,411	$143,402

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2017. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts for the three months ended December 31, 2017 and 2016 and the nine months ended December 31, 2017 represent non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations. The amount for the nine months ended December 31, 2016 represents non-cash operating expenses related to our Grand Mesa Pipeline, adjustments related to noncontrolling interests and accretion expense for asset retirement obligations.

(5)	Amount represents interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(6)	Amount represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended December 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$106,279	$(1,373)	$22,290	$23,972	$(4,791)	$(21,846)	$124,531
Depreciation and amortization	20,092	24,586	6,247	11,130	323	962	63,340
Amortization recorded to cost of sales	85	—	70	—	1,350	—	1,505
Net unrealized losses (gains) on derivatives	962	8,504	(8,550)	(141)	—	—	775
Inventory valuation adjustment	—	—	—	—	27,786	—	27,786
Lower of cost or market adjustments	5,207	—	—	—	(9,114)	—	(3,907)
(Gain) loss on disposal or impairment of assets, net	(107,574)	2,929	(214)	908	(7,529)	—	(111,480)
Equity-based compensation expense	—	—	—	—	—	12,228	12,228
Acquisition expense	—	—	—	—	—	186	186
Other income, net	5	190	93	29	151	1,639	2,107
Adjusted EBITDA attributable to unconsolidated entities	3,887	144	—	902	1,018	—	5,951
Adjusted EBITDA attributable to noncontrolling interest	—	(185)	—	(637)	—	—	(822)
Other	1,377	91	21	(1,041)	—	—	448
Adjusted EBITDA	$30,320	$34,886	$19,957	$35,122	$9,194	$(6,831)	$122,648

	Three Months Ended December 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(9,163)	$(11,898)	$24,765	$21,772	$8,209	$(11,128)	$22,557
Depreciation and amortization	16,503	27,150	4,441	11,379	404	890	60,767
Amortization recorded to cost of sales	100	—	195	—	1,458	—	1,753
Net unrealized losses (gains) on derivatives	732	(1,304)	(3,387)	2	—	—	(3,957)
Inventory valuation adjustment	—	—	—	—	7,859	—	7,859
Lower of cost or market adjustments	—	—	—	—	731	—	731
Loss (gain) on disposal or impairment of assets, net	4,655	2,323	60	(62)	(6,941)	(1)	34
Equity-based compensation expense	—	—	—	—	—	6,865	6,865
Acquisition expense	—	—	—	(2)	—	380	378
Other income, net	721	1,214	4	19	16,220	1,829	20,007
Adjusted EBITDA attributable to unconsolidated entities	2,577	54	—	(111)	1,867	—	4,387
Adjusted EBITDA attributable to noncontrolling interest	—	(667)	—	(583)	—	—	(1,250)
Other	481	116	20	—	—	—	617
Adjusted EBITDA	$16,606	$16,988	$26,098	$32,414	$29,807	$(1,165)	$120,748

	Nine Months Ended December 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$111,832	$(10,075)	$(104,589)	$8,878	$30,747	$(56,031)	$(19,238)
Depreciation and amortization	61,885	73,847	18,718	34,205	971	2,801	192,427
Amortization recorded to cost of sales	254	—	211	—	4,131	—	4,596
Net unrealized losses on derivatives	2,473	11,526	2,763	89	—	—	16,851
Inventory valuation adjustment	—	—	—	—	6,439	—	6,439
Lower of cost or market adjustments	5,207	—	—	—	297	—	5,504
(Gain) loss on disposal or impairment of assets, net	(111,290)	3,114	117,515	2,004	(22,585)	—	(11,242)
Equity-based compensation expense	—	—	—	—	—	27,114	27,114
Acquisition expense	—	—	—	—	—	132	132
Other income, net	99	210	100	280	486	4,938	6,113
Adjusted EBITDA attributable to unconsolidated entities	11,507	425	—	891	3,125	—	15,948
Adjusted EBITDA attributable to noncontrolling interest	—	(619)	—	(385)	—	—	(1,004)
Revaluation of liabilities	—	5,600	—	—	—	—	5,600
Other	3,790	276	64	(1,041)	—	—	3,089
Adjusted EBITDA	$85,757	$84,304	$34,782	$44,921	$23,611	$(21,046)	$252,329

	Nine Months Ended December 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(28,827)	$63,136	$33,092	$10,553	$169,365	$(66,690)	$180,629
Depreciation and amortization	34,496	76,713	13,315	31,771	1,237	2,744	160,276
Amortization recorded to cost of sales	284	—	585	—	4,229	—	5,098
Net unrealized losses (gains) on derivatives	951	(2,138)	239	211	—	—	(737)
Inventory valuation adjustment	—	—	—	—	40,552	—	40,552
Lower of cost or market adjustments	—	—	—	—	839	—	839
Loss (gain) on disposal or impairment of assets, net	14,617	(91,958)	109	(96)	(126,101)	(4)	(203,433)
Equity-based compensation expense	—	—	—	—	—	39,859	39,859
Acquisition expense	—	—	—	—	—	1,539	1,539
Other (expense) income, net	(589)	1,524	67	339	19,099	5,420	25,860
Adjusted EBITDA attributable to unconsolidated entities	7,651	(9)	—	(388)	3,543	—	10,797
Adjusted EBITDA attributable to noncontrolling interest	—	(2,298)	—	(442)	—	—	(2,740)
Other	1,276	279	60	—	—	—	1,615
Adjusted EBITDA	$29,859	$45,249	$47,467	$41,948	$112,763	$(17,132)	$260,154

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	10,006	7,527	28,588	24,838
Crude oil transported on owned pipelines (barrels)	9,228	1,610	24,176	1,610
Crude oil storage capacity - owned and leased (barrels) (1)			6,362	6,765
Crude oil inventory (barrels) (1)			1,356	2,037

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	255,634	203,349	228,698	207,732
Permian Basin	334,556	208,495	280,158	182,165
DJ Basin	121,061	67,560	114,156	62,495
Other Basins	78,144	36,778	66,884	38,199
Total	789,395	516,182	689,896	490,591
Solids processed (barrels per day)	6,095	2,624	5,357	2,643
Skim oil sold (barrels per day)	3,623	1,597	2,923	1,714

Liquids:
Propane sold (gallons)	399,211	386,854	881,719	813,490
Butane sold (gallons)	191,504	149,403	408,440	347,858
Other products sold (gallons)	104,136	89,974	296,756	256,451
Liquids storage capacity - owned and leased (gallons) (1)			453,971	358,537
Propane inventory (gallons) (1)			130,940	135,582
Butane inventory (gallons) (1)			41,941	22,261
Other products inventory (gallons) (1)			9,616	6,887

Retail Propane:
Propane sold (gallons)	62,058	56,572	117,488	105,933
Distillates sold (gallons)	9,381	9,139	17,088	17,505
Propane inventory (gallons) (1)			6,760	10,708
Distillates inventory (gallons) (1)			2,618	2,457

Refined Products and Renewables:
Gasoline sold (barrels)	22,902	22,227	77,877	65,278
Diesel sold (barrels)	15,004	13,215	43,792	38,415
Ethanol sold (barrels)	900	1,125	2,892	3,190
Biodiesel sold (barrels)	477	733	1,672	1,948
Refined Products and Renewables storage capacity - leased (barrels) (1)			9,046	7,794
Gasoline inventory (barrels) (1)			3,007	2,627
Diesel inventory (barrels) (1)			1,605	2,738
Ethanol inventory (barrels) (1)			684	502
Biodiesel inventory (barrels) (1)			153	501

(1)
Information is presented as of December 31, 2017 and December 31, 2016, respectively, and does not include the inventory for the portion of the Retail Propane segment that has been classified as held for sale as of December 31, 2017.